                                                                    EXHIBIT 99.1


[WEATHERFORD LOGO]

                                  NEWS RELEASE


                 WEATHERFORD REPORTS SECOND QUARTER 2000 RESULTS

HOUSTON, July 27, 2000 - - Weatherford International, Inc. (NYSE: WFT) today reported second quarter income from continuing operations of $13.2 million ($0.12 per diluted share), an improvement of 583 percent over the prior year result of $1.9 million ($0.02 per diluted share). Second quarter cash earnings from continuing operations (after-tax earnings, excluding goodwill amortization, net of tax) were $21.6 million ($0.19 per diluted share), or 247 percent higher than the prior year's cash earnings of $6.2 million ($0.06 per diluted share). Net income in the quarter, also $0.12 per diluted share, compared favorably with a net loss in the prior year quarter of $0.02 per diluted share, which included a loss from discontinued operations of $0.04. Revenues for the second quarter of $421.8 million were 51 percent higher than the prior year.

     Sequential improvement in revenues, operating income and EBITDA continued in the second quarter, up 7 percent, 26 percent and 8 percent respectively.

     The improved results reflect the impact of higher drilling and production activity in the United States and the beginning of a turnaround in activity in key international markets. Sequentially, the rig count grew 9 percent both in the United States and in international markets outside North America. The company's performance also benefited from products and services added during the downturn. These additional capabilities provide a foundation for future growth.

     For the first six months, net income per diluted share was $0.18 versus $0.01 in the prior year, which included a $0.05 per share loss from discontinued operations. Revenues of $817.2 million and operating income of $62.6 million were 50 percent and 143 percent higher than the prior year, respectively.

WEATHERFORD DRILLING & INTERVENTION SERVICES
--------------------------------------------
Revenues in the Drilling & Intervention Services division were $206.7 million in the second quarter, 51 percent higher than the prior year and 10 percent higher than the preceding quarter. EBITDA of $63.8 million was 63 percent higher than the prior year and 12 percent higher than the preceding quarter.

Second Quarter 2000 Earnings
Page 2

     On a sequential basis, gains were experienced across all major product lines as demand for drilling products and services increased with the higher rig activity. Gains were also experienced in re-entry and thru tubing activities, reflecting successful introduction of their offerings into new geographic markets.

     Growth in North America was moderated by the seasonal decline in Canada. Revenues and operating income in Canada for this division declined approximately $6 million and $3 million, respectively, in the second quarter compared to the first quarter. Internationally, the division generated revenue gains throughout most regions, signaling the beginning of a recovery in those markets.

WEATHERFORD COMPLETION SYSTEMS
------------------------------
Weatherford Completion Systems division revenues were approximately double the level of a year ago. EBITDA of $1.8 million was significantly higher than the loss of $3.5 million last year and 31 percent above the preceding quarter.

     Sequentially, the division had a slight revenue decline due to the impact of the Canadian spring breakup. Revenues were also affected by the relocation and expansion of this division's European manufacturing facilities that is currently underway. The decline in Canada affected revenues by $3.5 million and operating income by $1.3 million. Strong performances occurred in the Asia Pacific region and in the Company's sand control product lines. The division continues to experience growing demand for its innovative products, particularly its expandable sand control line, traditional well screens, flow control products and liner hangers. The division is adding substantial manufacturing capacity to handle the increased activity anticipated in the second half of 2000 and beyond.

WEATHERFORD ARTIFICIAL LIFT SYSTEMS
-----------------------------------
Weatherford Artificial Lift Systems division second quarter revenues of $104.2 million increased 68 percent over the prior year and 4 percent over the prior quarter. EBITDA in the quarter of $15.1 million nearly doubled the level of a year ago and was 7 percent higher than the prior quarter.

     Sequentially, division performance improved despite the impact of the Canadian breakup. The improvement reflected higher drilling and workover related activity for oil in the United States

Second Quarter 2000 Earnings
Page 3

where the number of rigs drilling for oil increased approximately 28 percent and well servicing and workover jobs increased an estimated 7 and 12 percent, respectively. In addition, Latin American production activity has been increasing, creating higher artificial lift requirements.

WEATHERFORD GLOBAL COMPRESSION SERVICES
---------------------------------------
The Compression Services division reported revenues of $64.3 million, 15 percent higher than the prior year and 7 percent higher than the prior quarter. EBITDAR (earnings before interest, taxes, depreciation, amortization and rental expenses) was $15.3 million, below both the levels of the prior year and the prior quarter.

     Efforts to reorganize this division and reduce its cost structure that began last quarter continued in the second quarter, contributing to the lower profitability. These efforts have been largely completed at the end of the second quarter and the division is expected to begin to generate improved results in the second half of the year.


Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.

                                     # # #

Contact:
Don Galletly (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Weatherford's products. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

                     WEATHERFORD INTERNATIONAL, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                  (In 000's, Except Per Share Amounts)

                                                                       Three Months Ended            Six Months Ended
                                                                            June 30,                     June 30,
                                                                   ------------------------------------------------------
                                                                      2000           1999           2000           1999
                                                                   ---------      ---------      ---------      ---------
Net Revenues:
       Drilling and Intervention Services                          $ 206,748      $ 136,730      $ 394,277      $ 279,364
       Completion Systems                                             46,544         23,681         94,165         46,334
       Artificial Lift Systems                                       104,235         62,227        204,452        119,698
       Compression Services                                           64,321         55,950        124,336         98,533
                                                                   ---------      ---------      ---------      ---------
                                                                     421,848        278,588        817,230        543,929
                                                                   ---------      ---------      ---------      ---------
Operating Income (Loss):
       Drilling and Intervention Services                             38,810         15,510         69,654         37,682
       Completion Systems                                             (4,395)        (5,758)        (9,510)       (10,900)
       Artificial Lift Systems                                         8,949          2,671         17,247          1,827
       Compression Services                                              609          4,656          2,833          9,672
       Corporate Expenses                                             (9,088)        (6,993)       (17,666)       (12,565)
                                                                   ---------      ---------      ---------      ---------
                                                                      34,885         10,086         62,558         25,716
Other Expense (Expense):
       Other, Net                                                      2,486          3,689          4,073          4,258
       Interest Expense                                              (16,520)       (10,898)       (29,542)       (20,898)
                                                                   ---------      ---------      ---------      ---------
Income Before Income Taxes                                            20,851          2,877         37,089          9,076
Provision for Income Taxes                                            (7,502)          (356)       (13,184)        (2,055)
                                                                   ---------      ---------      ---------      ---------
Income Before Minority Interest                                       13,349          2,521         23,905          7,021
Minority Interest Expense, Net of Taxes                                 (145)          (588)          (708)        (1,326)
                                                                   ---------      ---------      ---------      ---------
Net Income from Continuing Operations                                 13,204          1,933         23,197          5,695
Loss from Discontinued Operations, Net of Taxes                         --           (3,953)        (3,458)        (5,177)
                                                                   ---------      ---------      ---------      ---------
Net Income (Loss)                                                  $  13,204      $  (2,020)     $  19,739      $     518
                                                                   =========      =========      =========      =========

Basic Earnings Per Share:
       Income from Continuing Operations                           $    0.12      $    0.02      $    0.21      $    0.06
       Loss from Discontinued Operations                                --            (0.04)         (0.03)         (0.05)
                                                                   ---------      ---------      ---------      ---------
       Net Income (Loss) Per Share                                 $    0.12      $   (0.02)     $    0.18      $    0.01
                                                                   =========      =========      =========      =========
       Basic Weighted Average Shares Outstanding                     108,896         97,586        108,824         97,451
                                                                   =========      =========      =========      =========

Diluted Earnings Per Share:
       Income from Continuing Operations                           $    0.12      $    0.02      $    0.21      $    0.06
       Loss from Discontinued Operations                                --            (0.04)         (0.03)         (0.05)
                                                                   ---------      ---------      ---------      ---------
       Net Income (Loss) Per Share                                 $    0.12      $   (0.02)     $    0.18      $    0.01
                                                                   =========      =========      =========      =========
       Diluted Weighted Average Shares Outstanding                   112,905         99,430        112,111         98,718
                                                                   =========      =========      =========      =========

Other Information:
    Cash Earnings Per Diluted Share from Continuing Operations     $    0.19      $    0.06      $    0.35      $    0.14
                                                                   =========      =========      =========      =========
    Depreciation and Amortization:
       Drilling and Intervention Services                          $  24,983      $  23,509      $  50,992      $  47,365
       Completion Systems                                              6,146          2,283         12,597          4,710
       Artificial Lift Systems                                         6,166          4,835         12,040          9,670
       Compression Services                                            9,521          9,166         18,850         16,734
       Corporate                                                         827            509          1,578            872
                                                                   ---------      ---------      ---------      ---------
                                                                   $  47,643      $  40,302      $  96,057      $  79,351
                                                                   =========      =========      =========      =========